Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-232191, 333-237345, 333-254499, 333-263531, 333-270744, 333-271237, and 333-278619) on Form S-8 and (No. 333-282561) on Form S-3ASR of our report dated March 18, 2025, with respect to the consolidated financial statements of Stoke Therapeutics, Inc.

/s/ KPMG LLP

Boston, Massachusetts

March 18, 2025